                        R. R. DONNELLEY & SONS COMPANY
                           (A Delaware Corporation)
                     Restated Certificate of Incorporation

R. R. Donnelley & Sons Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is "Donnelley, Inc.", pursuant to an original Certificate of Incorporation filed with the Secretary of State on May 7, 1956.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read as herein set forth in full:

FIRST:  The name of the corporation is:

                        R. R. DONNELLEY & SONS COMPANY

SECOND. Its principal office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To carry on a printing business in all its phases.

To furnish services of every kind or description in or related to the graphic arts.

To manufacture, process, purchase, otherwise acquire, prepare for market, publish, merchandise, sell, otherwise dispose of, at wholesale or retail or both, or otherwise deal in all kinds of printing, printed goods, printing machinery, paper, and other materials on or in which printing may be incorporated and by-products thereof and all other kinds of goods, wares, merchandise, commodities or other property of any class whatsoever in any part of the world; and to carry on, and engage in any phase of, a general business of manufacturing, merchandising and trading.

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To engage in, carry on or otherwise conduct, directly or through employees or others, research or investigation for general purposes or for the development of new or improved products, by-products, equipment or processes, or uses therefor, or for improving the ease or efficiency of the operations of the corporation or for other purposes.

To produce, process, otherwise acquire, own, modify, sell, transport, dispose of or deal in any and all kinds of raw materials, semi-finished or finished materials, goods, products and any tangible or intangible interests or property.

To purchase, erect, construct, build, rebuild, rent, otherwise acquire, own, hold, use, operate, maintain, alter, manage, deal in, sell, exchange, transfer, mortgage, pledge, encumber, lease, remove, otherwise dispose of or deal with land, buildings, structures, laboratories, equipment, machinery, facilities or any other improvements or real property or personal property whatsoever, either tangible or intangible, or any interest therein.

To purchase, otherwise acquire, own, hold, invest in, deal in, sell, exchange, assign, transfer, mortgage, pledge, encumber, otherwise dispose of, or deal with, as principal or agent, stock of, or evidences of indebtedness created or assumed by, this corporation or any other corporation or corporations of the State of Delaware, any other state, the District of Columbia, or any country or any political subdivision, territory, colony, or possession thereof, or created by any other person or persons including, without limiting the generality of the foregoing, securities, shares, bonds, debentures, notes, open accounts and other evidences of indebtedness, or other interest in, or obligations of, corporations, foreign or domestic, associations, trusts, partnerships, individuals, governmental bodies or authorities, or any other person; and to exercise all the rights, powers and privileges with respect thereto which natural persons might, could or would exercise, including, except in the case of stock or any other securities issued by this corporation having voting rights, the right to vote thereon.

To borrow money and to make or issue evidences of indebtedness of this corporation of all kinds, including bonds, debentures, notes or other evidences of indebtedness whether or not convertible into stock or other securities of the corporation of any class and whether or not secured by mortgage or pledge of the whole or any part of the corporation's property or otherwise.

To purchase or otherwise acquire the good will, rights, and other property of all kinds, and to undertake and assume the whole or any part of the liabilities, of any corporation, foreign or domestic, association, trust, partnership, individual or other person; and to pay for the same in cash or other property of the corporation, or

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with stock, bonds, debentures, notes, other evidences of indebtedness issued or created by the corporation, or otherwise.

To promote, finance, invest in, aid or assist, financially or otherwise, any corporation, foreign or domestic, association, trust, partnership, individual or any other person in which or in whom the corporation has any interest of whatever nature or with which or with whom it has business dealings, and in connection therewith to guarantee or become surety for the performance or payment of any undertaking or obligation whatsoever; and to aid in any manner any such person and generally to do any acts or things designed to protect, preserve, improve or enhance the value of any such interest.

To apply for, obtain, register, purchase, license, otherwise acquire, own, hold, use, operate, deal in, introduce, sell, assign, exchange, lease, license, otherwise dispose of or deal with, in whole or in part, any trade names, trade-marks, distinctive marks, copyrights, patents, inventions, formulas, secret processes, licenses, concessions, improvements, processes or the like used in connection with, or secured under, letters patent of the United States of America, or the laws of any other jurisdiction, or otherwise; and to issue, exercise, develop, grant licenses in respect thereof or otherwise turn them to account.

To perform services, or act as agent or broker, for others for any purpose for which it might itself act.

To make and enter into contracts of every kind and description with any corporation, foreign or domestic, association, trust, partnership, individual, governmental body or authority, or any other person; to do and transact all acts, business and things incident to or relating to or convenient in connection with any business, objects or purpose of the corporation as principal or agent or otherwise, and by or through agents, and either alone or in conjunction with others; and to remunerate any corporation, partnership, individual, or other person for services rendered or to be rendered, including, without limitation, the placing or assisting to place or guaranteeing the placing of any stocks, bonds, debentures, or other securities of the corporation or of any other corporation.

To carry on all or any of its operations and business without restriction or limitation as to amount; to have one or more offices in any state, territory or possession of the United States of America, or the District of Columbia, and in any foreign country, or any political subdivision, territory, colony or possession subject to the laws thereof.

In general, to carry on any business or to perform any service in connection with the foregoing, and to have and exercise all the powers conferred by the laws of the

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State of Delaware upon corporations formed under the general corporation law of such state, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might, could or would do.

The foregoing clauses shall be liberally construed, both as objects and powers; and the objects and purposes specified therein shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation.

FOURTH. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 502,000,000 shares which shall be divided into two classes as follows:

     2,000,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

     500,000,000 shares of Common Stock (Common Stock) of the par value of $1.25 per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock shall be as follows:


                                       I.
                                PREFERRED STOCK

1. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors may determine.

2. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

     (a) the distinctive serial designation and the number of shares constituting a series;

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     (b)  the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     (c) the voting powers, full or limited, if any, of the shares of such series;

     (d) whether the shares shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

     (e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation prior to any payment or distribution of the assets of the corporation to any class or classes of stock of the corporation ranking junior to the Preferred Stock;

     (f) whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

     (g) whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or any other corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

     (h) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certification of Incorporation.

 3. Shares of Preferred Stock which have been issued and reacquired in any manner by the corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued.

 4. Attached as Exhibit A to this Restated Certificate of Incorporation is the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the corporation as filed with the Secretary of State of Delaware on July 29, 1986.


                                      II.
                                  COMMON STOCK

 1. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

 2. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the stockholders.


                                      III.
                                OTHER PROVISIONS

 1. Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.

 2. No holder of Preferred or Common Stock shall have any right as such holder to purchase or subscribe for any security of the corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of Preferred or Common Stock.

 3. Any action required or permitted to be taken by the stockholders of the corporation must be effected at an annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

                                       6

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FIFTH.  The minimum amount of capital with which the corporation will commence business is one thousand dollars ($l,000).

SIXTH.  [Intentionally omitted]

SEVENTH. l. The number of Directors which shall constitute the whole Board shall be determined by the By-Laws of the corporation except that their number shall be not less than nine (9) nor more than fifteen (15). The Directors shall be divided into three classes of as nearly equal size as possible (i.e. a variation of not more than one between the number in each class) with respect to the time for which they shall severally hold office. Directors of the First Class first chosen shall hold office for one year or until the first annual election; Directors of the Second Class first chosen shall hold office until the second annual election; and Directors of the Third Class shall hold office until the third annual election. In each annual election or adjournment thereof, the successors to the class of Directors whose terms shall expire at that time shall be elected to hold office for terms of three years so that the term of office of one class of Directors shall expire in each year. Each Director elected shall hold office until his successor shall be elected and shall qualify or until his earlier resignation or removal.

2.  [Intentionally omitted]

3. This Article shall not be amended, altered, changed or repealed unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all of the outstanding shares of stock of each class having voting power.

EIGHTH. The corporation may not sell, lease or exchange all or substantially all of its property and assets, nor may it merge or consolidate, except with a corporation of which at least 90 percent of the outstanding shares of each class of the stock is owned by this corporation, unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all the outstanding shares of stock of each class having voting power with respect to the proposed transaction.
This Article shall not be amended, altered, changed or repealed unless authorized by the affirmative vote of the holders of two-thirds (2/3) of all of the outstanding shares of stock of each class having voting power.

NINTH.  The corporation is to have perpetual existence.

TENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

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ELEVENTH.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter, amend or repeal the by-laws of the corporation.

From time to time, (a) to issue, sell and dispose of shares of the authorized and previously unissued Common Stock of the corporation and shares of its outstanding Common Stock held in its treasury; (b) to issue, sell and dispose of the bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation, including bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation convertible into stock of the corporation of any class; and (c) to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To declare and pay dividends on the capital stock as permitted by law.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

The Corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon such board by statute.

The corporation may enter into contracts or transact business with one or more of its directors, or with any firm of which one or more of its directors are members or with any trust, firm, corporation or association in which any one or more of its directors is a stockholder, director or officer or otherwise interested, and any such contract or transaction shall not be invalidated in the absence of fraud because such director or directors have or may have interests therein which are or might be adverse to the interest of the corporation, even though the presence and/or vote of the director or directors having such adverse interest shall have been necessary to constitute a quorum and/or to obligate the corporation upon such contract or

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

transaction; and in the absence of fraud no director having such adverse interest shall be liable to this corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction, nor shall any such director or directors be accountable for any gains or profits realized thereon.

TWELFTH.  (1)   A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(2) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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

(3) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(4) Any indemnification under paragraphs (2) and (3) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs (2) and (3). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the corporation) in a written opinion, or (iii) by the stockholders.

(5) The Board of Directors of the corporation shall have the power, in its discretion, to cause the corporation to indemnify any person who was or is a party to any action, suit or proceeding referred to in paragraphs (2) and (3) of this Article by reason of the fact that he is or was an employee or agent (although not a director or officer) of the corporation, or is or was serving at the request of the corporation as an employee or agent (although not a director or officer) of another corporation, partnership, joint venture, trust or other enterprise, to the extent that any such person would have been entitled to be indemnified under the preceding paragraphs of this Article had he been a director or officer of the corporation or serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and been a party to such action, suit or proceeding by reason of being such director or officer.

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

(6) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (2), (3), or (5) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection herewith.

(7) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

(8) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled as a matter of law.

(9) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or of the General Corporation Law of Delaware.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

THIRTEENTH. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of this corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

FOURTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner

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

now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided that in the case of any Article which, by its express terms, requires the authorization of a higher percentage of stockholders than that required by statute for its amendment, alteration, change or repeal, such Article shall be amended, altered, changed or repealed only in accordance with its express terms.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation shall be effective on March 28, 1996.



IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by Deborah M. Regan, its Vice President and Corporate Secretary, this 28th day of March, 1996.



                           By /s/ Deborah M. Regan
                              -----------------------------------------------
                              Vice President and Corporate Secretary

                                                                    Exhibit A to
                                        Restated Certificate of Incorporation of
                                                  R. R. Donnelley & Sons Company
                                                                 Filed 1:45 p.m.
                                                                   July 29, 1986
                                                               State of Delaware

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
            RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                      OF

                        R. R. DONNELLEY & SONS COMPANY



Pursuant to Section 151 of the General Corporation Law of the State of Delaware

We, John B. Schwemm, Chairman of the Board and President, and Richard M. Sawdey, Secretary, of R. R. Donnelley & Sons Company, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, as amended, the said Board of Directors on July 24, 1986, adopted the following resolution creating a series of 1,000,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 1,000,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $32 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.25 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after July 24, 1986 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $32 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)  (i)   If at any time dividends on any Series A Junior Participating
           Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

    (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
           Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

   (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order or request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 50 days immediately preceding the date fixed for the next annual meeting of the shareholders.

    (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (v) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

     (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by
     (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause
     (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (1) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (1) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 28th day of July, 1986.

                                                /s/ John B. Schwemm
                                               -----------------------
                                               Chairman of the Board

Attest:


/s/ Richard M. Sawdey
- --------------------------
Secretary